Exhibit 10.3a

KHODE, LLC

LLC OPERATING AGREEMENT

LLC OPERATING AGREEMENT OF

KHODE, LLC

This LLC Operating Agreement, dated as of October 1, 2020 (“Effective Date”), of Khode, LLC, a Delaware corporation (the “Company”), is by and among CBD Unlimited Inc., a Nevada corporation (“CBDU”), Impact Brokers (“IB”), and Serious Promotions Inc., a Florida corporation (“DJK”), as Members, such other Persons as may become Members in accordance with this Agreement and applicable law, and the Company (this “Agreement”).

WHEREAS, CBDU develops and distributes a broad range of all-natural products (each, a “Product”) containing the ingredient Cannabidiol, a derivative of hemp (i.e., the plant Cannabis sativa L.), and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis (“CBD”);

WHEREAS, IB is a sales and marketing agency focused on the food and consumer packaged goods industries;

WHEREAS, DJK is an entity wholly-owned by Khaled, a global celebrity, Grammy- winner and highly regarded composer, producer, performer, executive, author and brand ambassador, and which holds certain rights to the name and likeness of Khaled sufficient to (x) grant the Company the DJK Rights and (y) to cause to be performed for the Company’s benefit the DJK Services as set forth in the Endorsement Agreement;

WHEREAS, on October 1, 2020, the Company was formed, organized, and established as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “Act”);

WHEREAS, the Members have caused the Company to be formed, organized and established to source ingredients, produce, manufacture, distribute, market, and sell Talent- endorsed Products (each, a “Branded Product”) under the brand “KHODE” (the “Brand”); provided, however, for so long as DJK is a Member, the term Branded Product shall not include, nor may the Company source ingredients, produce, manufacture, distribute, market, and/or sell any Product constituting a hair care product (provided, that skin treatments produced, intended or marketed as a scalp treatment (and not as a shampoo) shall not be deemed a “hair care product”);

WHEREAS, concurrently with the execution of this Agreement, the Company and IB have entered into a services agreement related to IB’s provision, for the Company’s benefit, of various operational and support services (the “Services Agreement”), the form of which is attached as Exhibit A to this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and DJK have entered into an Endorsement and License Agreement (the “Endorsement Agreement”) which provides for DJK to perform or cause to be performed specified services, as well as DJK granting to the Company, subject to and limited by the provisions of the Endorsement Agreement, worldwide rights to certain DJK trademarks and use of DJK’s approved name, image and likeness in connection with the Business; and

WHEREAS, the Members desire to adopt this Agreement to govern the operations of the Company.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

1. General Provisions

1.1 Formation

The Company has been formed as a limited liability company under the provisions of the Act. The Members hereby ratify, confirm, and approve the execution, delivery and filing with the Secretary of State of the State of Delaware of the Certificate of Formation of the Company, the form of which is attached as Exhibit B to this Agreement (as such certificate may be amended from time to time, the “Certificate”). The rights and liabilities of the Members shall be as provided in the Act except as herein otherwise expressly provided. The Manager shall cause to be executed and filed such further certificates, notices, statements or other instruments required by law for the operation of a limited liability company in all jurisdictions where the Company is required to qualify or be authorized to do business as a foreign limited liability company, or as otherwise necessary to carry out the purpose of this Agreement and the Business.

1.1 Name

The name of the company is Khode, LLC.

1.2 Purpose

1.2.1 The Company has been formed to (i) operate the Business and (ii) engage in any other lawful act or activity for which limited liability companies may be organized under the laws of the State of Delaware that is necessary or desirable in connection with the operation and administration of the Business and Company.

1.2.2 All purchases, sales and development of the Company’s assets shall be for the account and at the risk of the Company, and (subject to Section 10) all such assets shall be held directly by the Company or a Subsidiary.

1.3 Principal Place of Business and Registered Offices

The Principal place of business of the Company is c/o CBDU, c/o Endexx Corporation, 38246 North Hazelwood Circle, Cave Creek, AZ 85331. The Manager, with the consent of the Board, may from time to time change the principal place of business of the Company and may establish additional places of business for the Company when and where required in order to properly operate the Business. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company at 251 Little Falls Drive, Wilmington, DE 19808 or such other locations as the Manager may designate from time to time. The name and address of the registered agent for service of process on the Company in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, or such other agent as may be designated from time to time by the Manager.

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1.4 Term

The term of the Company shall commence as of the Effective Date and shall continue in effect indefinitely, subject to early termination as provided herein (including a Liquidation in accordance with Section 10) (the “Term”).

2. Certain Definitions

2.1 “Act” has the meaning set forth in the preamble to this Agreement.

2.2 “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Amount any amounts that such Member is obligated to contribute to the Company pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences in Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and

(ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

2.3 “Affiliate” shall mean, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

2.4 “Agreement” means this LLC Operating Agreement, as amended or restated from time to time.

2.5 “Annual Budget” has the meaning set forth in Section 5.5.

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2.6 “Bankruptcy” shall mean the occurrence of any of the following with respect to the Company or any subsidiary of the Company, or any Member: (i) filing an application for, or consents to, the appointment of a trustee for all or substantially all of its assets, (ii) filing a voluntary petition in bankruptcy, or filing a pleading in any court of record admitting in writing its inability to pay its debts as they come due, (iii) making a general assignment for the benefit of creditors, (iv) filing an answer admitting the material allegations of, or consenting to, or defaulting in answering, a bankruptcy petition, (v) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating it as bankrupt, or appointing a trustee of all or substantially all of its assets if the same has not been dismissed or overturned within ninety (90) days following the date thereof or (vi) one hundred twenty (120) days after the commencement of any involuntary proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy statute, law or regulation, if the proceeding has not been dismissed within such time period, or if within ninety (90) days after the appointment without the consent or acquiescence by it of a trustee, receiver or liquidator of all or any substantial part of its assets, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

2.7 “Brand” has the meaning set forth in the preamble to this Agreement.

2.8 “Branded Product” has the meaning set forth in the preamble to this Agreement.

2.9 “Business” means the sourcing, production, manufacture, marketing, distribution, and sale of Branded Products and activities directly relating thereto (including, without limitation, promoting the Brand as part of an overall CBD-related lifestyle). The Company shall only produce, market, distribute, and sell CBD Products under the brand name “KHODE.”

2.10 “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in New York.

2.11 “Capital Account” has the meaning set forth in Section 3.8.

2.12 “Capital Contribution” means the total amount contributed in cash or other Property to the Company by each Member, from time to time, in accordance with the terms hereof. Each Member’s Capital Contribution shall be recorded in the books and records of the Company. The Board is hereby authorized to revise and update Schedule A to this Agreement to reflect any and all Capital Contributions made by the Members (or the predecessors or Members).

2.13 “CBD” has the meaning set forth in the introductory paragraph to this Agreement.

2.14 “CBDU” has the meaning set forth in the introductory paragraph to this Agreement.

2.15 “Certificate” has the meaning set forth in Section 1.1.

2.16 “Closing” has the meaning set forth in Section 3.2.

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2.17 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

2.18 “Company” has the meaning set forth in the recitals to this Agreement.

2.19 “Company Adverse Event” has the meaning set forth in Section 9.7.2.

2.20 “Company Expense” has the meaning set forth in Section 4.2.

2.21 “Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

2.22 “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis, provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

2.23 “Disability” means, if by reason of illness, physical incapacity or mental incapacity, DJK is adjudicated to be incompetent to manage his person or property by a court of competent jurisdiction or is determined by a qualified medical professional, who is selected by the Board, to be incapable of performing his “essential functions” (as defined in 29 CFR 1630.2) under this Agreement for a period of either ninety (90) consecutive days or for a cumulative period of one hundred twenty (120) days in any consecutive twelve (12) month period. For purposes of this Agreement, “Disability” shall be deemed to occur on the earlier of the date that the determination is made or the inability to perform his “essential functions” for the relevant period occurs.

2.24 “Distributable Cash” means all cash received by the Company from net sales of Branded Products or otherwise, less (a) all costs and expenses related to the Business and/or the Company (inclusive of amounts payable under the Endorsement Agreement (to DJK), the Services Agreement (to IB), and Section 3.4 of this Agreement (to CBDU)), and (b) the amount, determined reasonably by the Board and taking into account the Annual Budget, of reserves for taxes, debts, working capital, capital investments, obligations or other reasonably anticipated liabilities arising in connection with the operation of the Business and/or the Company.

2.25 “DJK” has the meaning set forth in the introductory paragraph to this Agreement.

2.26 “DJK Adverse Event” has the meaning set forth in Section 9.7.1.

2.27 “DJK Rights” means those rights identified in Section 10 of the Endorsement Agreement, as such rights may be modified, superseded, or terminated pursuant to the Endorsement Agreement or by mutual written agreement between DJK and the Company.

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2.28 “DJK Services” means those services identified in Section 2 of the Endorsement Agreement, as such services may be modified, superseded, or terminated pursuant to the Endorsement Agreement or by mutual written agreement between DJK and the Company.

2.29 “Drawdown” has the meaning set forth in Section 3.3.1.

2.30 “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

2.31 “Endorsement Agreement” means that certain Endorsement Agreement, between the Company and DJK, being entered into currently with this Agreement, as such may be amended and modified from time-to-time following the Effective Date.

2.32 “Event of Withdrawal” has the meaning set forth in Section 5.10.

2.33 “Fair Market Value” has the meaning set forth in Section 3.16.3.

2.34 “Fiscal Year” has the meaning set forth in Section 7.2.

2.35 “GAAP” means U.S. generally accepted accounting principles consistently applied under the accrual method of accounting.

2.36 “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined in good faith by the Board;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined in good faith by the Board, as of the following times: (A) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); (D) in connection with the grant of an Interest in the Company (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a partner capacity in anticipation of being a Member; and (E) at such other times as required to comply with the Regulations under Code Section 704(b), provided that an adjustment described in clauses (A), (B), and (D) of this paragraph shall be made only if the Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

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(iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (determined without regard to Code Section 7701(g)) of such asset on the date of distribution as determined in good faith by the Board; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulations Section 1.704- 1(b)(2)(iv)(m) and (B) subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.9.7; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

(v) If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses

2.37 “Initial CBDU Directors” shall mean Todd Davis, Ronald Cotting and Steven Herron.

2.38 “Initial DJK Directors” shall mean Khaled Mohammed Khaled and Lenny Santiago.

2.39 “Interest” means a Member’s percentage interest for purposes of calculating a Member’s share of the Profits, Losses, distributions, capital and assets of the Company, as set forth on Schedule A hereto and as the same may be adjusted from time to time pursuant to this Agreement. Interests may, but need not be, evidenced by certificates.

2.40 “IRS” means the U.S. Internal Revenue Service.

2.41 “Issuance Items” has the meaning set forth in Section 3.9.8.

2.42 “Khaled” means Khaled Mohammed Khaled, p/k/a DJ Khaled.

2.43 “Liquidation” shall mean an event or series of related events resulting in (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions with the Company (including, without limitation, any membership unit purchase, reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), (B) a sale, disposition, assignment or transfer or exclusive license of all or substantially all of the assets of the Company, (C) any other transaction to which the Company is a party which results in the disposition of more than 50% of the voting power or equity securities of all classes of Interests of the Company unless, in any of the foregoing cases, the Company’s Members of record (or their respective Permitted Transferees) as constituted immediately prior to such acquisition, sale, disposition, assignment or transfer will, immediately after such acquisition, sale, disposition, assignment or transfer (solely by virtue of securities issued as consideration for the Company’s acquisition or such sale, disposition, assignment or transfer) hold, directly or indirectly, more than 50% of the voting power or equity securities of the surviving or acquiring entity or (D) the liquidation, dissolution or winding up of the Company

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2.44 “Losses” has the meaning in the definition of “Profits” and “Losses”.

2.45 “Manager” shall mean CBDU, or any successor designated in accordance with this Agreement.

2.46 “Management Related Persons” has the meaning set forth in Section 5.7.1.

2.47 “Member” or “Members” means CBDU, IB, DJK and any other Person who becomes a member of the Company in accordance with this Agreement and who is listed as such on the books and records of the Company.

2.48 “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulation Section 1.704-2(b)(4).

2.49 “Member Nonrecourse Debt” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

2.50 “Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

2.51 “Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

2.52 “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704- 2(b)(3).

2.53 “Operating Expenses” has the meaning set forth in Section 4.2.1(ii).

2.54 “Organizational Expenses” has the meaning set forth in Section 4.2.1(i).

2.55 “Paid-in-Capital” with respect to an Interest means, as of any date, the aggregate amount of the Capital Contributions made for such Interest as of such date minus the amount of any withdrawals or distributions as of such date with respect to such Interest.

2.56 “Person” shall mean any individual, partnership, corporation, limited liability company, limited liability partnership, unincorporated organization or association, trust (including the trustees thereof in their capacity as such) or other entity or organization formed under the laws of any jurisdiction.

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2.57 “Plan Assets Regulation” means the regulation concerning the acquisition of “plan assets” under ERISA adopted by the U. S. Department of Labor and codified in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

2.58 “Proceeding” means any action, suit, claim, litigation, proceeding, arbitration, audit, assessment, case, examination, executive action, filing, information request, inquiry, investigation or hearing (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, any court, governmental authority or agency, or arbitral body.

2.59 “Product” has the meaning set forth in the preamble to this Agreement.

2.60 “Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704- 1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

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(vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 3.9 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 3.9 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

2.61 “Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

2.62 “Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

2.63 “Regulatory Allocations” has the meaning set forth in Section 3.9.9.

2.64 “Services Agreement” has the meaning set forth in the preamble to this Agreement.

2.65 “Subsidiary” or “Subsidiaries” means, with respect to any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing member, manager, or general partner of such business entity (other than a corporation.

2.66 “Substituted Member” has the meaning set forth in Section 9.2.1.

2.67 “Tax Items” has the meaning set forth in Section 3.12.1.

2.68 “Term” has the meaning set forth in Section 1.4.

2.69 “Transfer” has the meaning set forth in Section 9.1.

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2.70 “1940 Act” means the U.S. Investment Company Act of 1940, as amended.

3. Members, Closing, Capital Contributions, Capital Accounts, Allocations, and Distributions

3.1 Members; Classes. There shall be one classes of Interests, the holders of which shall have those rights as are set forth in this Agreement. The names, addresses and Capital Contributions of the Members shall be maintained by the Manager with the records of the Company, and the names, addresses and initial Capital Contributions of the Members are set forth on Schedule A hereto. The Manager shall not allow the participation by “benefit plan investors” in the Company to be “significant” within the meaning of the Plan Assets Regulation.

3.2 Closings

3.2.1 The “Closing” of the Company will be held on the Effective Date.

3.2.2 Members shall be deemed admitted, additional Capital Contributions from existing Members shall be accepted, and Capital Accounts shall be established with respect to the Interests established, as of the Effective Date, or as of the date on which a Transfer of an Interest from a Member to another permitted Person is recognized, or as of the date of admission of a new Manager. Any Person to whom an Interest has been transferred in accordance with this Agreement shall succeed to the Capital Accounts with respect to the Interest transferred.

3.3 Capital Contributions

3.3.1 At the Closing, IB and the Company will enter into the Services Agreement, DJK and the Company will enter into the Endorsement Agreement, and CBDU will make an initial Capital Contribution of $3,500,000, payable to the Company as required by the Annual Budget. Thereafter, additional amounts may be requested in cash from CBDU and IB on an as-needed basis (each, a “Drawdown”) as reasonably determined by the Board and in accordance with the approved Annual Budget (and which shall include amounts necessary to fund all “Guaranteed Payments,” as defined in the Endorsement Agreement). CBDU may (in its sole discretion) contribute amounts in excess of the approved Annual Budget in the event that such additional amounts are determined and requested by the Board. The Manager will have the right to identify third-party sources of financing for the Company, provided, that any such financing will be subject to the approval of the Board.

3.3.2 No Member shall be personally liable for the return or repayment of all or any portion of the capital (or appreciation thereof) of any other Member, it being expressly agreed that any such return of capital or appreciation made pursuant to this Agreement shall be made solely from the assets of the Company without any right of contribution from any other Member and no third party or creditor of the Company shall have any rights hereunder.

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3.4 CBDU Services

3.4.1 In addition to those services specifically provided under this Agreement, CBDU will provide the following services in connection with the Business, including, without limitation, Branded Product manufacturing; Branded Product distribution; Branded Product warehousing; research and development; regulatory compliance; shipping and packaging; bookkeeping; Branded Product quality control; Branded Product sourcing; and related services. CBDU will provide such services “at cost” (i.e., without any markup or profit margin) and the cost of such services will be borne entirely by the Company and reflected in the applicable Annual Budget. CBDU hereby grants DJK the right to review and/or audit all such costs subject to reimbursement by the Company to CBDU under this Section 3.4.1. Any such review or audit shall be at DJK’s sole cost and expense, provided, that in the event that such review or audit determines that a discrepancy of at least 10% exists between the amounts charged to the Company by CBDU compared to CBDU’s actual costs, then CBDU will bear the entire cost of such review or audit.

3.4.2 For the avoidance of doubt, CBDU will not be required to provide the Company with any other services unless separately agreed upon in writing (including, without limitation, regarding the terms, conditions, duration and compensation due to CBDU in respect of CBDU’s provision of any such additional services).

3.5 DJK Services

Pursuant to the Endorsement Agreement, DJK will provide the DJK Services pursuant to and in accordance with the terms set forth in the Endorsement Agreement (including, without limitation, the right to substitute alternative services of equal value to the DJK Services being substituted, subject to approval of the Board).

3.6 Employees

As of the Effective Date, the Company will not have any employees, and neither Khaled, nor any Affiliate of DJK, CBDU or IB, will be deemed an employee of the Company. If the Board decides that the Company will have employees in the future, the Board will discuss and decide whether such employees will be employed directly by the Company or employed by CBDU (or one of its Affiliate) or IB, and then provided to the Company (and if so provided, the terms thereof). All costs related to such employees (including, without limitation, payroll taxes and the value of fringe benefits) will be reflected in the applicable Annual Budgets (or amendments thereof, if the retention of employees occurs during an ongoing Fiscal Year).

3.7 Allocation of Profits and Losses

After giving effect to Section 3.9 and subject to the other provisions in this Section 3 relating to Capital Account adjustments, Profits and Losses of the Company for each Fiscal Year of the Company shall be allocated among the Members in a manner such that, as of the end of such Fiscal Year and taking into account all prior allocations of Profits and Losses of the Company and all contributions and distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the distributions that would be made to such Member pursuant to Section 10.2.1 if the Company were dissolved, its affairs wound up and assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the assets securing each liability), and the net assets of the Company were distributed in accordance with Section 10.2.1 immediately after such allocation, minus the Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain.

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3.8 Capital Accounts

A capital account (the “Capital Account”) shall be established and maintained for each Interest. The Capital Account for an Interest shall be maintained as follows:

3.8.1 To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain that are allocated pursuant to Section 3.7 or 3.9, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member;

3.8.2 To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement (but specifically excluding amounts paid as Operating Expenses),

(B) such Member’s distributive share of Losses and any items in the nature of expenses or losses that are allocated pursuant to Section 3.7, 3.9 or 3.10, and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company,

3.8.3 In the event that amounts paid to DJK pursuant to the Endorsement Agreement and/or to IB pursuant to the Services Agreement are deemed for tax purposes to be distributions by the Company, the Members agree that all such payments to DJK and/or IB (or either of their designees and Affiliates) are, and the Company shall at all times treat such payments as, “guaranteed payments” pursuant to Section 707(c) of the Code and maintain all Capital Accounts accordingly; and

3.8.4 In determining the amount of any liability for purposes of Section 3.8.1 and 3.8.2, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are calculated, the Board may elect to make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 3.16 or Section 10.2. The Board also shall elect to (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

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3.9 Regulatory Allocations

Notwithstanding anything to the contrary in this Agreement, the following special allocations shall be made:

3.9.1 Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 3.9.1 is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

3.9.2 Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 3.9.2 is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

3.9.3 Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704- 1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 3.9.3 shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.9.3 were not in the Agreement.

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3.9.4 Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.9.4 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.9.3 and this Section

3.9.4 were not in the Agreement.

3.9.5 Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specifically allocated to the Members in proportion to their respective Interests.

3.9.6 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

3.9.7 Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

3.9.8 Allocations Relating to Taxable Issuance of Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Interests by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

3.9.9 Curative Allocations. The allocations set forth in Sections 3.9.1 through 3.9.7, and 3.10 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 3.9.10. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Board shall elect to make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.7, 3.9.8, and 3.9.9.

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3.10 Loss Limitations

Losses allocated pursuant to Section 3.7 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.7, the limitation set forth in this Section 3.10 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

3.11 Other Allocation Rules

3.11.1 For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.

3.11.2 The Members are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes.

3.11.3 Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752- 3(a)(3), the Members’ Interests in Company profits are in proportion to their Interests.

3.11.4 To the extent permitted by Regulations Section 1.704-2(h)(3), the Board shall endeavor to treat distributions of Distributable Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

3.12 Tax Allocations; Code Selection 704(c)

3.12.1 Except as otherwise provided in this Section 3.12, each item of income, gain, loss and deduction of the Company for federal income tax purposes (“Tax Items”) shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Section 3. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the historic allocation method as determined by the Board in their sole discretion.

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3.12.2 In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

3.12.3 Except as otherwise described above in Section 3.12.1, any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement, provided that any items of loss or deduction attributable to Property contributed by a Member shall, to the extent of an amount equal to the excess of (A) the federal income tax basis of such Property at the time of its contribution over (B) the Gross Asset Value of such Property at such time, be allocated in its entirety to the contributing Member and the tax basis of such Property for purposes of computing the amounts of all items allocated to any other Member (including a transferee of the contributing Member) shall be equal to its Gross Asset Value upon its contribution to the Company. Allocations pursuant to this Section 3.12 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

3.13 Withholding

The Company shall withhold and pay over any withholding payable as required by any applicable governmental rule, regulation, or law. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amounts so withheld or paid on behalf of or with respect to a Member pursuant to this Section 3.13 shall be deemed to have been distributed to such Member. If any tax assessment or other governmental charge is withheld or deducted from any amount payable to the Company, the amount so deducted or withheld will be treated for purposes of this Agreement as an expense of the Company; provided, that to the extent such amount is withheld or deducted by reason of the status of some Members but not all Members, the related amount shall not be treated as an expense of the Company and shall be treated for all purposes hereunder as a distribution made to the affected Members and deducted from their Capital Accounts. Notwithstanding the foregoing, before withholding and paying over to any United States taxing authority any amount purportedly representing a tax liability of any Member pursuant to this Section 3.13 or any other provision of this Agreement, the Company will provide such Member with ten (10) days prior written notice of the claim of the taxing authority that such withholding and payment is required by law and will provide such Member with the opportunity to contest such withholding and payment.

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3.14 Liability for Certain Taxes

In the event that the Company shall be deemed to be an entity separately subject to the state or local income tax laws of any jurisdiction or taxing authority, and in the event that such tax is payable by or has been paid by the Company, each Member shall be liable for and shall pay to the Company its share, determined in accordance with its Interest, of any income taxes due and payable or paid to such jurisdiction within 10 days after the Company’s request therefor.

3.15 No Withdrawal

Subject to the provisions of Sections 8 and 9, no Member may withdraw as a Member of the Company, nor may a Member be required to withdraw, nor may a Member borrow or withdraw any portion of its Capital Account from the Company.

3.16 Distributions

3.16.1 The Company shall distribute all Distributable Cash to the Members on a quarterly basis, as follows:

(i) First, 100% to the Members, pro rata in accordance with their respective Capital Contributions until each Member has received, on a cumulative basis, taking into account all prior amounts distributed pursuant to this clause (i), an amount equal to such Member’s aggregate Capital Contributions; and

(ii) Thereafter, 100% to the Members, pro rata in accordance with their respective Interests, regardless of class.

3.16.2 For the purposes of this Section 3.16, the determination of amounts to be distributed to the Members shall be calculated based on amounts that are received by the Company and available for distribution to the Members (i.e., after giving effect to reserves for taxes, obligations or other reasonably anticipated liabilities arising in connection with Company Expenses, all as reasonably determined by the Board) but that have not actually been distributed to the Members.

3.16.3 The Company will distribute cash to the extent reasonably practicable, but in the event of a Liquidation, the Company may, in its sole discretion, distribute assets in kind in lieu of cash (to the extent feasible to do so) in which case the value of such assets shall be at “Fair Market Value.” No Member shall, however, have the right to receive distributions in Property other than cash. For the purposes of this Section 3.16.3, “Fair Market Value” of any such asset of the Company, as of any date, means the amount a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Board.

3.16.4 The Company may withhold from any amount payable to any Member, any taxes required to be paid or withheld by the Company on behalf of or for the account of such Member. Any such taxes shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Capital Account of such Member.

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3.16.5 No distribution shall be made in respect of any Interest (it being understood that any payments made to DJK under the Endorsement Agreement, IB under the Services Agreement, and CBDU under Section 3.4 are not distributions under this Section 3.16) to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liabilities to the Members on account of their Interests, exceed the fair market value of the Company’s assets. The aggregate distributions made (other than distributions on termination, which shall be made in the manner described in Section 10.2) and as otherwise specifically provided herein, shall be paid to the holders of record of such Interests.

3.16.6 Subject to this Section 3, and except where a Member is a trade creditor of the Company, no Member shall have the status of, or be entitled to the remedies available to, a creditor of the Company with respect to distributions.

3.16.7 Notwithstanding the provisions of Section 3.16.1, in the event that the Company has or is estimated to have taxable income for federal income tax purposes as of the close of any taxable period, and provided that the Company has Distributable Cash available for distribution, then, the Company shall first distribute quarterly at least an amount of Distributable Cash to each Member to whom such taxable income is allocated which, when combined with all other distributions to such Member with respect to the current taxable period, is at least equal to the product of the highest marginal income tax rates applicable to ordinary income or capital gains, as appropriate, and to an individual resident in New York, New York, multiplied by the taxable income allocated or estimated by the Manager to be allocated to such Member for the current taxable period, and taking into account the deductibility of state and local income taxes and any limitations thereon, including pursuant to Section 68 of the Code. Any amounts distributed to a Member pursuant to this Section 3.16.7 shall reduce on a dollar for dollar basis any distribution to which a Member is otherwise (without regard to this Section 3.16.7) entitled under Section 3.16.1 above.

4. Fees and Expense

4.1 Manager Obligations

Except as set forth in Section 4.2, each Member will be responsible for its routine operational expenses.

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4.2 Company Expenses

4.2.1 The Company will bear the following expenses (collectively, the “Company Expenses”):

(i) Organizational Expenses. All reasonable costs and expenses incurred by related to the organization of the Company, any Subsidiary (excluding any costs and fees incurred by the parties hereto in connection with the negotiation and preparation of this Agreement and any related agreements) (collectively, “Organizational Expenses”) may be amortized over the Term. The Company will reimburse the Manager any such Organizational Expenses advanced by it. Payment and reimbursements of Organizational Expenses incurred prior to the date of this Agreement shall be paid and reimbursed to the party incurring such Organizational Expenses within ten (10) Business Days following the date of the Company’s receipt of a request therefor, accompanied by receipts, invoices or other supporting documentation reasonably requested by the Company.

(ii) Operating Expenses. All of the Company’s legal, bookkeeping, accounting, auditing, recordkeeping, administration and clerical expenses, payroll, manufacturing expenses, promotion and marketing expenses, costs related to the research and development of Branded Products, sales commission and expenses, costs related to storage, packaging and shipping of Branded Products, telecommunications and utility charges, counsel fees, fees for data and software providers, fees and “Guaranteed Payments” payable pursuant to the Endorsement Agreement, Service Agreement, and under Section 3.4, research expenses, professional fees of consultants and experts, directors’ fees, insurance premiums, debt service payments, printing and duplication expenses, travel expenses, presentation expenses, mailing expenses, the expenses of the offering of Interests and filing fees, legal structuring advice, legal compliance expenses, and such other related expenses and extraordinary expenses as incurred (collectively, “Operating Expenses”) shall be paid solely by the Company from Company funds. To the extent that the Manager or any Member advances funds to pay Operating Expenses because the Company does not have sufficient funds to do so, the Company shall reimburse the party making the advance as soon as funds are available to do so.

4.2.2 Company Expenses will be funded from Capital Contributions, proceeds from the Business and debt financing from one or more third parties on terms approved by the Board.

5. Management

5.1 Management of Company Business

5.1.1 Subject to the delegation of rights and powers provided for in this Agreement, the exclusive authority to manage, control and operate the Company shall be vested collectively in the individuals appointed by the Members to the Board of the Company (the “Board,” and the individual members thereof, the “Directors”) in accordance with this Agreement. All powers of the Company shall be exercised by or under the authority of the Board. Except as specifically provided in this Agreement, the Board, acting in accordance with the provisions of this Agreement, shall have the full and exclusive right, power and authority to manage the affairs of the Company and make all decisions with respect thereto without the requirement of any consent or approval by the Members, including, without limitation, authorizing or taking any actions for which the unanimous consent of the Members is required under the Act, to the extent permitted thereunder. Among other decisions, the Board will have the right to review and approve all material decisions involving the Company (e.g., which Branded Products will be a focus for the Company, budgets for the development and marketing of products, anticipated production volume, etc.). Subject to Section 5.3, the Directors may delegate any such rights or powers to the Manager or to officers of the Company.

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5.1.2 The Board shall consist of five Directors, three of whom shall be appointed by CBDU (each, a “CBDU Director”), and two of whom shall be appointed by DJK (each, a “DJK Director”). Commencing on the date of this Agreement, the Board shall initially be composed of the Initial CBDU Directors and the Initial DJK Directors. In the case of any vacancy in the office of a CBDU Director or a DJK Director, a successor shall be appointed to hold office for the unexpired term of such Director by the Member entitled to appoint such Director. Any Director who shall have been appointed by a particular Member may be removed from the Board, either for or without cause by, and only by, such Member. In addition, a Director may be removed by a vote of the Members (which vote shall exclude the Member who appointed the accused Director) in the event that such Director is found to have engaged in gross negligence, bad faith, fraud or willful misconduct in respect of the Company. A Director may resign at any time by giving written notice to the Company.

5.1.3 The Company shall bear all reasonable travel and related expenses incurred by the Directors associated with attending meetings, consistent with the policies of the Company. The Directors shall not be entitled to compensation for their services as Directors.

5.2 Powers and Duties of the Manager

5.2.1 Subject to any and all limitations expressly set forth in this Agreement, the Manager shall perform, cause to be performed and/or oversee, the coordination of all day-to-day management and operational functions relating to the Business. Without limiting the generality of the foregoing (but subject to this Agreement and the Annual Budget), the Manager is expressly authorized and directed on behalf of the Company to:

(i) Conduct the Business, carry on its operations, and have and exercise the powers granted by the Act in any state, territory, district, or possession of the United States, or in any foreign country that may be necessary or convenient to effect any or all of the purposes for which it is organized;

(ii) Acquire by purchase, lease, or otherwise any property that may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(iii) Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Business, or in connection with managing the affairs of the Company;

(iv) Cause the Company to incur customary trade debt in the ordinary course of the Business;

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(v) Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company assets;

(vi) Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

(vii) Contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

(viii) Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Manager liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

(ix) Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or any Manager in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;’

(x) Indemnify a Member or Management Related Person or former Member or Management Related Person, and to make any other indemnification that is authorized by this Agreement in accordance with the Act; and

(xi) Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company.

5.3 Restrictions on Authority

5.3.1 Notwithstanding anything in this Agreement to the contrary, unless provided for in the Annual Budget, the following matters (each, a “Major Decision”) may be decided only upon (and the Members, the Manager, the Company, its officers and other employees or agents of the Company on its behalf, shall not take any action to consummate or commit to engage in such matters without) the adoption of (i) a resolution approved by a majority of the Board or (ii) a written consent of all of the Directors for action taken without a meeting:

(i) approve the Annual Budget or any amendment thereto (subject to Section 5.5 below);

(ii) authorize or effect any change to the Company’s form of legal entity, or cause the Company to be taxed as a corporation;

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(iii) subject to Section 9.5, admit a new Member or a transferee by a Member, of an Interest as a Substituted Member;

(iv) issue any Interests (or any security or instrument granting an option to purchase, right to convert into, or other right to acquire an Interest) to any Person, or establish or approve any vesting or other terms with respect thereto, in each case which are senior in priority or preference to the Interests;

(v) redeem or repurchase the Interest held by any Member;

(vi) permit or cause the Company to enter into, terminate, or modify any agreement between the Company, on the one hand, and (a) any officer, Manager or Member, or any Affiliate of any officer, Manager, Member or any employee, on the other hand or (b) which is not on arms-length terms;

(vii) cause the Company to enter into any joint venture or partnership;

(viii) take any action which would constitute a Bankruptcy of the Company or any Subsidiary of the Company; and

(ix) any other matters that require the approval of the Board according to the terms of this Agreement.

5.4 Quorum; Meetings

Action by the Board of the Company shall require that at least three Directors are present which shall constitute a quorum. A Director may participate by conference telephone and such participation by a Director shall be treated as presence in person at that meeting. On any matter that is to be voted on by the Board, a Director may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by applicable law. The approval of the Board shall require the affirmative vote (in person or by proxy) of a majority of all members of the Board. Alternatively, the Board may act by unanimous written consent (which may be effected via emailed approvals from each Director in respect of the applicable resolution) except as otherwise provided herein. The Board will meet (in person or via teleconference) no less frequently than once per quarter. Notice of a meeting of the Board, specifying the place, date and hour thereof, shall be delivered personally, mailed (physically or electronically) or by facsimile to each Director at his or her address as such address appears on the books of the Company at least five Business Days before the date of such meeting. Whenever notice is required to be given of any such meeting, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Director at a meeting of the Board shall constitute a waiver of notice of such meeting, except when such Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

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5.5 Annual Budget

CBDU shall submit to the Board an annual business plan and an annual budget (an “Annual Budget”), including an annual operating expenditures and capital expenditures budget for the Company for the subsequent Fiscal Year by November 30 of the current Fiscal Year, except that a summary of the first Annual Budget is attached hereto as Schedule B. Unless otherwise approved by the Board, all of the Company’s cash disbursements (other than distributions to the Members) and all requests for capital from CBDU shall be made pursuant to the Annual Budget and any amendments thereto. Notwithstanding anything to the contrary contained in this Agreement, each Annual Budget shall include the payment of the “Guaranteed Payments” due under the Endorsement Agreement for the year subject to such Annual Budget, and CBDU shall make sufficient Capital Contributions in order to provide the Company with sufficient funds to pay such Guaranteed Payments. Notwithstanding Section 5.3.2 above, the Annual Budget for each Fiscal Year shall require the unanimous approval of the Board, provided, that if the Board is not able to reach unanimous approval on the Annual Budget by November 30 of any given Fiscal Year, the then-current Annual Budget shall be deemed approved for the succeeding Fiscal Year until a new Annual Budget is so approved.

5.6 Other Business of Members and Manager

5.6.1 Except if a Member is restricted under the terms of another agreement, and subject to Section 5.6.2, each Member, Manager and/or Director, and/or any stockholder, officer, director, member, partner, manager, Affiliate or agent of any Member, Manager and/or Director, may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, including but not limited to, owning, operating, financing, acquiring and disposing of, investments, investment and management counseling, brokerage services, or serving as officers, directors, advisors or agents of other companies, whether such ventures are competitive with the Company or otherwise, and neither the Company, the Manager nor any Members shall have any rights or obligations by virtue of this Agreement or the Company relationship created hereby in or to such independent business ventures and investments (or the business or investment opportunity) or the income or profits or losses derived therefrom. In order to induce the participation of the Directors in the Company, the Members agree that (unless specified under the terms of a separate agreement with the Company) none of the Directors or their respective Affiliates shall be under any duty or obligation to disclose or offer to the Company or any of its Members any opportunity to purchase, invest or otherwise participate in any other businesses, whether or not similar or related to or compatible or competitive with any of the present or future business activities of the Company, and in no event shall any of the Directors or their respective Affiliates be liable to the Company or to any Member by reason of its purchase, investment or other participation in any other such business.

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5.6.2 Notwithstanding anything to the contrary in this Section 5.6 (and subject to Section 9.7 and Section 5.c. of the Endorsement Agreement), during the Term (a) all projects, ventures, investment, opportunities, businesses, engagements or similar opportunities which fall within the definition of the “Business” (or which are competitive therewith) and with respect to which DJK or its Affiliates is a participant, promoter, organizer, officer, director, investor, or is otherwise involved, will be deemed to be exclusively part of the Business and “corporate opportunities” of the Company and (b) DJK will cause Khaled not to provide any services in any capacity whatsoever in connection with any other project or business venture which involves products which are competitive with the Branded Products, provided, however, that DJK will not be deemed to be in breach or violation of this Section 5.6 as a result of Khaled (i) performing at any show, venue, concert, or festival named for or sponsored by a competing company and/or Competitive Product, any division or affiliate of a competing company or in which a competing company’s or any division or affiliate of a competing company’s or any Competitive Products’ logo appears; (ii) appearing or performing in any motion picture, television, radio, theatrical production, award shows or other programs (including, without limitation, walking the red carpet at award shows and premiers) sponsored by a competitor or in which a Competitive Product or logo appears and appear in music videos and/or photographs of and/or with other artists affiliated with a competitor or any division or affiliate of a competing company or in which Competitive Products’ or competing company’s logos appear; and (iii) marketing and promoting Khaled’s music, tours and any tour-related sponsors, including, without limitation, launching new campaigns and assets in connection therewith regardless of sponsor, whether in connection with Competitive Products or not; provided, further, however, nothing in this Section 5.6.2 or otherwise shall prohibit DJK and/or Khaled from making a passive investment in any publicly- traded company marketing, manufacturing, distributing, and/or selling a Competitive Product provided that such investment represents less than 5% of the outstanding equity of such entity. As used herein, “Competitive Product” means any Product which is not produced or sold by the Company.

5.7 Liability and Indemnification

5.7.1 Notwithstanding anything to the contrary herein, neither the Manager, the Directors, the officers of the Company, nor any of their respective partners, shareholders, officers, directors, members, managers, employees, principals, Affiliates, agents or other representatives (collectively, the “Management Related Persons”) shall be liable, responsible or accountable in damages or otherwise to the Company or any of the Members, their respective successors, assignees or transferees or to third parties for any act or omission performed or omitted by them on behalf of the Company and in a manner reasonably believed by them to be within the scope of the authority granted to them by this Agreement except when such action or failure to act constitutes (as determined by a court of competent jurisdiction or non-appealable ruling by a duly appointed arbitrator) gross negligence, bad faith, fraud or willful misconduct. Moreover, no Management Related Persons shall have any liability to the Company or any of the Members, their respective successors, assignees or transferees or to third parties for any losses suffered by it due to the action or inaction of any agent retained by the Company (or any other Affiliate of the Company), whether through negligence, dishonesty or otherwise, provided, that the agent was selected with reasonable care. The Management Related Persons may consult at the Company’s expense with counsel and accountants in respect of the Company’s affairs and be fully protected and justified in any action or inaction that is taken in good faith and in accordance with the information, reports, statements, advice or opinion provided by such Persons, provided, that they were selected with reasonable care and the matter consulted is reasonably believed by such Management Related Person to be within such Persons’ professional or expert competence. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Management Related Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of Management Related Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Management Related Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Management Related Person.

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5.7.2 The Company shall indemnify, hold harmless and defend the Management Related Persons, and the Members and all Affiliates of the Members, from and against any and all losses, damages, obligations, penalties, claims, actions, suits, judgments, liabilities, reasonable attorneys’ fees and other costs and expenses in connection with the defense of any actual or threatened Proceeding and amounts paid in settlement of any claims suffered or sustained by them as a result of or in connection with any act performed by them under this Agreement or otherwise on behalf of the Company, including without limitation any judgment, settlement, reasonable legal and accountant’s fees and other costs or expenses incurred in connection with the defense of any actual or threatened Proceeding; provided, however, that such indemnity shall be payable only if the indemnified party or parties acted in a manner reasonably believed by them to be within the scope of the authority granted to them by this Agreement except when such action or failure to act constitutes (as determined by a court of competent jurisdiction or non-appealable ruling by a duly appointed arbitrator) gross negligence, fraud, bad faith or willful misconduct. The Company shall, and the Manager may, advance to any Person entitled to indemnification hereunder reasonable legal fees and other costs and expenses incurred in connection with the defense of any Proceeding that arise out of such conduct, provided, that all such advances will be promptly repaid if it is subsequently determined (in a decision of a court of competent jurisdiction or non-appealable ruling by a duly appointed arbitrator) that the Person receiving such advance was not entitled to indemnification hereunder. No indemnification may be made and each indemnified party shall reimburse the Company to the extent of any indemnification previously made in respect of any claim, issue or matter as to which the indemnified party shall have been adjudged (in a decision of a court of competent jurisdiction or non-appealable ruling by a duly appointed arbitrator) to be liable for gross negligence, fraud, bad faith or willful misconduct in the performance of its duties to the Company or would not otherwise be entitled to be held harmless under Section 5.7.1.

5.7.3 Neither the amendment nor repeal of this Section 5.7 nor the adoption of any provision of this Agreement inconsistent with this Section 5.7 shall eliminate or reduce the effect of this Section 5.7 in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter. If the Act is amended after the Effective Date, then the liability of a Management Related Person shall be eliminated or limited to the fullest extent permitted by the Act, as so amended.

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5.7.4 All rights to indemnification permitted in this Agreement and payment of associated expenses shall not be affected by the insolvency, bankruptcy, termination and dissolution of the Company or the removal, withdrawal, insolvency, bankruptcy, termination, or dissolution of the Manager.

5.7.5 Each Person entitled to indemnification shall seek to preserve all claims such Person may have and to recover against any insurance carrier and any other third party by making a timely filing of claims and taking other appropriate action, but the failure to so act shall in no way modify the indemnification obligations set forth in Section 5.7.2. If a Person has been fully indemnified under Section 5.7.2, the Company shall be subrogated to the Person’s rights to be indemnified by third parties.

5.8 Determination by Manager or Tax Representative of Certain Matters

All matters concerning allocations and accounting procedures shall be determined by the Board, the determination of which shall be final and conclusive as to all of the Members. In addition to the foregoing, the Tax Representative shall be authorized, without the need to obtain the consent of the Members, to make such allocations of Tax Items of the Company, and such adjustments to the Members’ Capital Accounts maintained in accordance with Section 3, as the Tax Representative deems necessary or desirable to enable the Company’s allocations and maintenance of Capital Accounts for the Members pursuant to this Agreement to comply with the provisions of Sections 704(b) and 704(c) of the Code and any Treasury Regulations promulgated thereunder, provided that such allocations and adjustments are not inconsistent with the terms of this Agreement. The Board or Tax Representative, as the case may be, shall be entitled (at the Company’s expense) to consult with, and rely upon the advice of, the Company’s accountants, administrator and/or attorneys with respect to the matters referred to in this Section 5.8 and shall incur no liability in connection with any such allocations or adjustments made in reliance thereon, and no such allocations or adjustments shall give rise to any claim or cause of action by any Member, provided, that they were selected with reasonable care and the matter consulted is reasonably believed by the Board or the Tax Representative, as the case may be, to be within such Persons’ professional or expert competence. In the event of any inconsistency between the provisions of this Section 5.8 and any other provision hereof, the provisions of this Section 5.8 shall control.

5.9 Insurance

The Company shall obtain customary directors & officers insurance coverage and may obtain (at the sole expense of the Company) appropriate insurance on behalf of the Company and/or any Subsidiary of the Company to secure the Company’s (or such Subsidiary’s) obligations hereunder or under any agreement to which the Company (or any of its Subsidiaries) is a party.

5.10 Withdrawal and Removal of Manager

In the event of the Bankruptcy, dissolution or withdrawal of the Manager or the occurrence of any other event that under the Act causes the Manager to cease to be the Manager of the Company (each of the foregoing events, an “Event of Withdrawal”), within 90 days of such Event of Withdrawal the remaining Members shall elect, effective as of the date of such event, one or more successor Managers

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6. Rights and Obligations of Members

6.1 Limitations on Members

No Member (in such capacity) shall unless expressly permitted in other provisions of this Agreement or in a separate agreement: (i) be permitted to take part in the management or control of the business or affairs of the Company, and then only to the limited extent provided, (ii) have any voice in the management or operation of the Business, (iii) have the power to remove the Manager involuntarily, or (iv) have the authority or power in his or its capacity as a Member to act as an agent for or on behalf of the Company or any other Member, to do any act that would be binding on the Company or any other Member, or to incur any expenditures on behalf of or with respect to the Company.

6.2 Liability

The liability of each Member for the Losses, debts and obligations of the Company, shall be limited to such Member’s Capital Contributions and share of any undistributed assets of the Company, except to the extent a Member shall be liable under applicable law for previous distributions made to such Member where the Company does not have sufficient assets to discharge its liabilities, and such Member had actual knowledge thereof at the time of distribution, or a material breach of this Agreement.

6.3 Meetings; Consents

The Manager and any Member may call a meeting of the Members for the purpose of acting upon any matter upon which the Members are entitled to vote at any time by giving notice to each Member in the manner provided in Section 13.1. The Manager shall give written notice of any such meeting to all Members and such meeting shall be held not less than ten (10) and not more than sixty (60) calendar days after the Manager gives such notice to the Members. The Manager may submit any matter upon which the Members are entitled to vote to the Members for a vote by written consent without a meeting. Such written consents shall be treated for all purposes as votes at a meeting. The approval of the Members shall require the affirmative vote (in person or by proxy) of Members owning of record at least a majority of the Interests then outstanding. On any matter that is to be voted on by Members, a Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by applicable law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation. If the vote or consent of any Member to any action of the Company or any Member, as contemplated by this Agreement, is solicited by the Manager, the solicitation shall be effected by notice to each Member given in the manner provided in Section 13.1.

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6.4 Public Company Matters.

The Members acknowledge that CBDU is a subsidiary of Endexx Corporation, a publicly-traded company. As a result, information which the Members may obtain regarding the Company, CBDU and/or Endexx Corporation (including, without limitation, financial data, forecasts, projections, estimates and other non-public information) may be considered material non-public information regarding Endexx Corporation, and engaging in any transactions involving securities issued by Endexx Corporation based on such information (or disclosing any such information to any third party) may constitute a violation of applicable law. Accordingly, all Members will be required to agree to Endexx Corporation’s Policy on Insider Trading annexed hereto as Exhibit C, and a breach of such policy by any Member will be deemed a material breach by such Member of this Agreement.

7. Books, Records and Reports

7.1 Books and Records

The Manager will cause the Company shall keep complete and accurate books of the accounts with respect to its operations, which shall include CBDU’s records related to the determination and calculation of its cost to provide services as described in Section 3.4. The Members shall have the right during normal business hours to request access to and copy such books and records, upon at least two (2) Business Days’ prior written notice to the Company, in person or by their authorized attorney or agent, but only if the request to access and/or copy: (i) is for a purpose reasonably related to (x) the Business or administration of the Company, or (y) the Member’s Interest in the Company; (ii) is not for any commercial purpose; (iii) is accompanied by the Member’s agreement (in form and substance reasonably satisfactory to the Manager) to use such information only for one of the purposes provided in clause (i) of this Section 7.1 and to maintain such information in strict confidence, except in connection with the enforcement of the Member’s rights under this Agreement, any other agreement to which the Member and Company are parties, or applicable law; and (iv) only if reasonable reproduction and distribution costs are paid by such Member. The Company may provide remote access to such materials, if reasonably practicable.

7.2 Accounting Basis

The Fiscal Year of the Company shall begin on the 1st day of January and end on the 31st day of December of each year (the “Fiscal Year”). The Fiscal Year in which the Company is dissolved shall begin on January 1 and end on the date the Company is dissolved. Company books shall be kept in accordance with GAAP, and accounting policies shall be selected by the Company by the time of filing of the Company’s federal income tax return for its Fiscal Year. Financial reports shall be on the basis of GAAP, with such adjustments deemed necessary or advisable by the Company, provided such adjustments are permitted under GAAP and are disclosed in such applicable reports. The books of account and records of the Company shall be audited as of the end of each Fiscal Year of the Company by an independent certified public accountant selected by the Manager and approved by the Board.

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7.3 Reports

The Company shall provide or cause to be provided to the Members each of the following:

7.3.1 an unaudited annual financial statement (including a balance sheet, income statement, statement of member equity and statement of cash flows, and which shall include a calculation of the Company’s retained earnings and accumulated losses, if any) with respect to such Fiscal Year by March 31 of the following year, provided, that if CBDU is required by applicable law to cause such financial statement to be audited, then the Company will arrange for such audit to be conducted on a timely basis;

7.3.2 written notice within five (5) Business Days of becoming aware of any material litigation, regulatory action or other governmental investigation involving the Company;

7.3.3 within fifteen (15) Business Days following the filing thereof, copies of all federal, state and local tax filings; and

7.3.4 all such other information as the Members may reasonably request from time to time.

7.3.5 Each Member may visit and inspect the Company’s properties; examine the Company’s books of account, records, and discuss the Company’s affairs, finances and accounts with its officers during normal office hours.

7.4 Tax Information

As soon as practicable after the close of each Fiscal Year, but in no case later than May 15, the Manager shall deliver to each Member such information as shall be necessary for preparation of the Member’s income tax returns, including a statement showing each Member’s share of Profits and Losses for such year for income tax purposes, and the amount of any distributions made to such Member pursuant to this Agreement. In addition, the Company will deliver to each Member the following information no later than the indicated date for each year: January 31st -estimated taxable income for the previous and current years, March 31st - a draft K- 1 for the previous year, April 15th - estimated taxable income for the previous and current years, July 15th - estimated taxable income for the current year, September 30th - estimated taxable income for the current year, November 15th - estimated taxable income for the current and next years. All estimates should include categorization of the various types of taxable income, such as ordinary, capital, and Section 1231. Each Member agrees, upon the Manager’s request, to provide such tax-related information as is reasonably requested to enable the Company to prepare its tax returns.

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7.5 Tax Matters

7.5.1 For purposes of this Section 7.5, unless otherwise specified, all references to provisions of the Code shall be to such provisions as enacted by the Bipartisan Budget Act of 2015 as such provisions may subsequently be modified.

7.5.2 CBDU shall be the Company’s designated “partnership representative” within the meaning of Code Section 6223 (the “Tax Representative”) with sole authority to act on behalf of the Company for purposes of Subchapter C of Chapter 63 of the Code and any comparable provisions of state or local income tax laws.

7.5.3 If the Company qualifies to elect pursuant to Code Section 6221(b) (or successor provision) to have Subchapter C of Chapter 63 of the Code not apply to any federal income tax audits and other proceedings, the Manager shall cause the Company to make such election. To the extent that the Company does qualify to elect out of Subchapter C of Chapter 63 of the Code The Members and the Company agree not to take any action which would cause the Company to lose its eligibility to elect out of the application Subchapter C of Chapter 63 of the Code, and each Member further agrees not to sell or otherwise transfer a membership interest to any party or parties who would cause the Company to lose its eligibility to elect out of the application Subchapter C of Chapter 63 of the Code, including, but not limited to, a transfer to an entity classified as a partnership for federal income tax purposes. Any sale or transfer in contravention of this paragraph shall be void ab initio.

7.5.4 If any “partnership adjustment” (as defined in Code Section 6241(2)) is determined with respect to the Company, the Tax Representative shall promptly notify the Members upon the receipt of a notice of final partnership adjustment, and shall take such actions as directed by a majority of the Members in writing within 10 business days after the receipt of such notice, including whether to file a petition in Tax Court, cause the Company to pay the amount of any such adjustment under Code Section 6225, or make the election under Code Section 6226. As used herein, a “Tax Court” shall mean the United States Tax Court as may be established by the United States federal government to provide a judicial forum where a taxpayer may contest a tax deficiency determined by the Internal Revenue Service before paying the disputed amount.

7.5.5 If any “partnership adjustment” (as defined in Code Section 6241(2)) is finally determined with respect to the Company and the Tax Representative has not caused the Company to make the election under Code Section 6226, then (i) the Members shall take such actions requested by the Tax Representative, including filing amended tax returns and paying any tax due in accordance with Code Section 6225(c)(2); (ii) the Tax Representative shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4) and (5); and (iii) any “imputed underpayment” (as determined in accordance with Code Section 6225) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Tax Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the partnership adjustment and any associated interest and penalties are borne by the Members based upon their Interests in the Company for the reviewed year.

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7.5.6 If any subsidiary of the Company (i) pays any partnership adjustment under Code Section 6225; (ii) requires the Company to file an amended tax return and pay associated taxes to reduce the amount of a partnership adjustment imposed on the subsidiary, or (iii) makes an election under Code Section 6226, the Tax Representative shall cause the Company to make the administrative adjustment request provided for in Code Section 6227 consistent with the principles and limitations set forth in Sections 7.5.4 and 7.5.5 above for partnership adjustments of the Company, and the Members shall take such actions reasonably requested by the Tax Representative in furtherance of such administrative adjustment request.

7.5.7 The obligations of each Member or former Member under this Section 7.5 shall survive the transfer or redemption by such Member of its Interest and the termination of this Agreement or the dissolution of the Company.

7.5.8 If the Company is obligated to pay any amount as a result of any partnership adjustment, the Board shall allocate the amount of such tax amongst the Members in an equitable manner taking into account, among other things, any reduction in the amount payable due to the status of any Member. Any amount paid pursuant to any partnership adjustment shall be treated for purpose of this Agreement as a withholding tax within the meaning of Section 3.13 hereto.

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7.6 Confidentiality

Each Member agrees that neither it nor its agents will disclose any confidential or proprietary information in respect of the Manager, the Company or Endexx Corporation that becomes available to such Member as a result of, or in connection with, such Member’s Interest in the Company (including, without limitation, as a result of any reporting or financial disclosure, participation in Board activities, arising out of any Proceeding, or otherwise) (“Confidential Information”) to any Person (other than a Person agreeing to maintain all Confidential Information in strict confidence, or a judge, arbitrator or other person as required by law). Each Member hereby consents in advance and will make reasonable efforts to obtain the consent of its agents to any motion for any protective order brought by the Company or the Manager; provided, however, that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or government agency and the order was not sought by, or on behalf of, or consented to, by the Member, such Member may disclose the Confidential Information to the extent required if such Member as promptly as practicable (unless otherwise prohibited by applicable law): (i) notifies the Manager of the existence, terms and circumstances of the order; (ii) consults in good faith with the Manager on the advisability of taking legally available steps to resist or to narrow the order at the Company’s sole cost and expense; and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to assist the Company, at the Company’s expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the Manager designates. Notwithstanding anything contained herein to the contrary, subject to the Members’ confidentiality obligations to the Company contained in their respective non-disclosure agreements with the Company, the Members may disclose Confidential Information to their respective legal, financial, tax and other advisors and regulators and information otherwise previously public shall not be considered Confidential Information; provided, however, if such information concerns Endexx Corporation, the Company shall require Endexx Corporation to pay the Company all of the Company’s expenses incurred by the Company in connection with the Company’s actions under this Section 7.6. Notwithstanding the foregoing, the Members acknowledge that CBDU is a subsidiary of Endexx Corporation, and that Endexx Corporation may be required (by applicable law, regulation and/or securities exchange rules) to disclose certain information regarding the Company pursuant to such requirement, provided, however, that (a) CBDU will not use, and will cause Endexx Corporation not to use, DJK’s or Khaled’s name, likeness, image, trademarks or similar identifying information for capital-raising purposes and will use (and will cause Endexx Corporation to use) their respective best efforts to provide DJK with copies of all fund-raising documents (e.g., prospectuses, offering memoranda, private placement memoranda, etc.) and a summary of all oral communications to be utilized in capital-raising activities in connection with the Branded Product or the Company prior to their intended use, and under all circumstances no later than the date that Endexx provides any such documents to potential investors or capital sources, and (b) CBDU will cause Endexx Corporation to use its commercially reasonable efforts to obtain confidential treatment or similar protection regarding the terms of this Agreement and the Endorsement Agreement in the event that Endexx Corporation is, upon advice of counsel, required (by law or by exchange rules) to publicly disclose the same or any summary or description of the terms thereof.

8. Admission of New Members

8.1 Additional Members

Admission of additional Members shall be subject to Section 3.2. With the unanimous consent of the Board pursuant to Section 5.3.2 and with no consent required from any Member, Members may make additional Capital Contributions pursuant to Sections 3.2 and 3.3. In determining whether to admit a new Member or whether to permit an existing Member to make an additional Capital Contribution, the Company shall, among other things, consider the implications under the 1940 Act and IRS Regulation §1.7704-1(h). Each new Member will be required to execute an agreement pursuant to which it will become bound by the terms of this Agreement. Admission of a new Member shall not be a cause for dissolution of the Company.

8.2 Additional Managers

Additional Managers may be admitted to the Company, but only with the consent of the Board.

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9. Transferability, Assignment, Pledges and Substitution

9.1 Restrictions

9.1.1 Except as specifically provided in this Section 9, no sale, exchange, transfer (including any mortgage, hypothecation, or pledge), assignment or other disposition (each, a “Transfer”) of a Member’s Interest may be made without the consent of the Board pursuant to Section 5.3.1. Any act by a Member in violation of this Section 9 shall not be binding upon or recognized by the Company (regardless of whether the Manager or the Board has knowledge thereof).

9.1.2 No Transfer of a Member’s Interest may be made unless the Manager has been satisfied that:

(i) when added to the total of all other Transfers of Interests within the preceding twelve (12) months, it would not result in the Company being considered to have terminated for federal income tax purposes;

(ii) it would not violate any federal or state securities laws or any other applicable laws, including any investor requirements applicable to the Company or the Interest to be Transferred;

(iii) it would not cause the Company to lose its status as a partnership or be treated as a publicly traded partnership for federal income tax purposes;

(iv) all the applicable provisions of this Agreement shall have been complied with; and

(v) there shall have been filed with the Company a notification of such Transfer in form reasonably satisfactory to the Manager, executed and acknowledged by both the seller, assignor, transferor or pledgor, and the purchaser, assignee, transferee or pledgee.

9.1.3 In addition to other restrictions found in this Agreement, no Member shall Transfer all or any part of its Interests unless: the Company shall have received an opinion of counsel satisfactory to it, or waived such opinion requirement, to the effect that the Transfer would not (i) result in a violation of the Securities Act of 1933; (ii) require the Company to register as an investment company under the 1940 Act; (iii) require the Company, the Manager or any officer or employee of the Company to register as an investment adviser under the 1940 Act; (iv) result in the Company’s assets being considered as “plan assets” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any regulations proposed or promulgated thereunder; (v) cause a termination of the Company for federal income tax purposes under Section 708 of the Code; (vi) result in a violation of any law, rule or regulation by any Member or the Company; or (vii) result in the Company being classified as an association taxable as a corporation for federal income tax purposes. The Company will not require such a legal opinion in any transaction in which such Member Transfers Interests in accordance with Section 9.6.

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9.1.4 Each Member requesting a Transfer of its Interest agrees to pay all reasonable expenses, including reasonable outside counsel legal fees, incurred by the Company in connection with such Transfer.

9.1.5 Any Transfer shall be recognized by the Company as effective only as of such date as shall be designated by the Company as reasonably convenient for it.

9.1.6 Except as otherwise specifically provided in this Agreement or with the consent of the Board, all economic attributes of a transferor Member’s Interest (such as the Member’s Paid-in-Capital, Capital Account balance, and obligation to return distributions or make other payments to the Company) shall carry over to the Transferee in proportion to the percentage of the Interest so Transferred.

9.1.7 Unless and until admitted as a Substituted Member pursuant to Section 9.2, the assignee (including a pledgee) of a Member’s Interest shall not have any statutory or other rights of the assigning Member under any applicable law or this Agreement, other than the right to receive distributions with respect to the assigned Interest. Anything herein to the contrary notwithstanding, the Company shall be entitled to treat the assignor of an Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to it until such time as the requirements for admission of such transferee or pledgee as a Substituted Member of this Section 9 have been fulfilled.

9.2 Substituted Members

9.2.1 No Member shall (except with respect to Permitted Transferees) have the right to substitute a purchaser, assignee, transferee, pledgee, donee, heir, legatee, distributee or other recipient of such Member’s Interest as a Member in such Person’s place. Any such purchaser, assignee, transferee, pledgee, donee, heir, legatee, distributee or other recipient of an Interest (whether pursuant to a voluntary or involuntary Transfer) shall be admitted to the Company as a substituted member (the “Substituted Member”) only:

(i) with the consent of the Members pursuant to Section 5.3.1;

(ii) by satisfying the other requirements of this Section 9; and

(ii) upon filing of an amendment to this Agreement and compliance with all other legal requirements and filing obligations. The Board’s consent to the admission of a Person as a Substituted Member may be evidenced by the execution by the Manager of an amendment to this Agreement evidencing the admission of such Person as a Substituted Member. Upon approval of admission of a substituted Member by the Board, the Manager may, on behalf of the Company, cause the books and records of the Company to be modified to reflect any such admission.

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9.2.2 Each Substituted Member, as a condition of such Person’s admission as a Member, shall execute and acknowledge such instruments, in form and substance reasonably satisfactory to the Manager, as the Manager deems reasonably necessary or desirable to effectuate such admission and to confirm the agreement of the Substituted Member to be bound by all the terms and provisions of this Agreement. Further, each Substituted Member agrees, upon the request of the Manager, to execute such certificates or other documents and perform such acts as the Manager deems reasonably appropriate to preserve the limited liability status of the Company after the completion of any assignment of an Interest. For purposes of this Section 9.2, any Transfer of an Interest, whether voluntary or by operation of law, shall be considered an assignment.

9.2.3 Each Substituted Member, as a condition of admission, hereby indemnifies the Company and each other Member against any loss, damage, cost or expense (including without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of his/its admission as a Substituted Member.

9.3 Transfers of Company Interest by Merger

Nothing in this Agreement shall be deemed to prevent (i) the merger of any Member with another corporation or entity, (ii) the reorganization of any Member into or with any other corporation, limited liability company or other similar entity, (iii) the Transfer to one or more third parties of all or any portion of the equity interests of any Member or (iv) the assumption of the rights, duties and liabilities of any Member by, in the case of a merger, reorganization or consolidation, the surviving entity by operation of law.

9.4 Bring Along Rights

9.4.1 Subject to Section 9.1, if at any time (i) Members owning Interests representing at least seventy (70%) of the aggregate Interests then outstanding propose to sell all of their Interests or to cause the Company to sell all or substantially all of its assets to a bona fide third party Person or (ii) the Company ((i) or (ii), as applicable, the “Bring-Along Transferors”) has proposed to enter into an arms-length transaction involving the acquisition of the Company or all or substantially all of its assets by a bona fide third party Person (i.e., a Person who is not an Affiliate of the Company or a Member of the Company) by means of any transaction or series of related transactions (including, without limitation, any Interest purchase, reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), then the Bring-Along Transferors shall have the right (the “Bring- Along Right”), but not the obligation, to cause each Member to approve or to cause its designee(s) on the Board to approve such transaction and (if applicable) to tender to the third party for purchase, on the same terms and conditions as apply to the other Members, up to a percentage of Interests (pro rata among all Members) not to exceed the total percentage of the aggregate Interest to be purchased by the proposed purchaser(s) in such transaction(s).

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9.4.2 If any Bring-Along Transferors elect to exercise their Bring-Along Right under this Section 9.4, then such Bring-Along Transferor shall so notify each applicable Member in writing (the “Bring-Along Notice”). Each Bring-Along Notice shall set forth (i) the name of the third party and the assets or percentage of Interests proposed to be Transferred, (ii) the address of the third party, (iii) the proposed amount and form of consideration and terms and conditions of payment offered by the third party, and any other material terms pertaining to the sale (provided, that such terms shall require the Members to be subject to joint and several liability in connection with such sale), and (iv) that the third party has been informed of the rights provided for in this Section 9.4 and has agreed to purchase assets or Interests in accordance with the terms hereof. The Bring-Along Notice shall be given at least thirty (30) days before the closing of the proposed sale.

9.4.3 At the closing of any Transfer pursuant to this Section 9.4, the third party shall remit to the selling Member (or, in the case of an asset sale, to the Company) the consideration for the total sales price of the assets or Interests sold pursuant hereto, in exchange for the sale of such assets or Interests and the compliance by the selling Member with all conditions to closing generally applicable to the Bring-Along Transferors and other Members selling Interests in such transaction. The Members agree that all proceeds payable to the Company and/or the Members in connection with any sale under this Section 9.4.3 shall be remitted to the Company and distributed pursuant to Section 3.16.

9.5 Permitted Transfers

Notwithstanding anything in this Agreement to the contrary, (i) any Member may Transfer its Interest without compliance with Sections 9.1.1, 9.1.2, 9.1.7, or 9.2.1(i), but subject to the other provisions of this Section 9, to such Member’s Affiliates or to another Member or, with respect to individual Members, any Transfer without consideration to such Member’s ancestors, descendants or spouse or to trusts for the benefit of such persons of such Member or an individual retirement account for the benefit of such Member (each such transferee, a “Permitted Transferee”), provided, that only Permitted Transferees of the original transferor Member (and of any subsequent transferee of such Transferred Interest or any portion thereof) shall be the Permitted Transferees of the original transferor Member as of the date of the original Transfer.

9.6 Retention Control

Khaled shall retain legal and beneficial ownership of 100% of the equity securities of, and hold all management and voting control with respect to, DJK or any Permitted Transferred that is not an individual. In the event Khaled ceases to retain such control with respect to DJK or such successor, then DJK or such successor shall not have any statutory or other rights as a Member under any applicable law or this Agreement, other than the right to receive distributions with respect to the assigned Interest. For the avoidance of doubt, this Section 9.6 is not intended to prohibit transfers by DJK to any Permitted Transferee.

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9.7 Defaults; Remedies

9.7.1 Upon the occurrence of a DJK Adverse Event, notwithstanding anything to the contrary set forth in this Agreement (including, without limitation, Section 5.3.1 and Section 10.1), CBDU will have the right, exercisable by written notice to DJK and IB given at any time on or before the date which is twenty Business Days prior to the date of such liquidation and dissolution, to cause the liquidation and dissolution of the Company pursuant to Section 10.2 and, thereupon, the Endorsement Agreement shall automatically terminate (other than those terms and conditions that, by their terms, survive any termination of the Endorsement Agreement) with the Company having a ten-month sell-off period with respect to all Branded Products then manufactured but not yet sold, such sell-off period to commence on the date of CBDU’s exercise of such right to liquidate and dissolve the Company. As used in this Agreement, a “DJK Adverse Event” shall mean (a) a Bankruptcy event involving DJK, (b) a material breach of DJK’s obligations or duties under this Agreement or the Endorsement Agreement (including, without limitation, as a result of any Disability involving Khaled), which breach is not cured to the reasonable satisfaction of CBDU within a period of thirty (30) days following DJK’s receipt of written notice to cure (to the extent it is curable) the applicable DJK Adverse Event to the reasonable satisfaction of CBDU; or (c) CBDU becoming aware of any act or omission (whether occurring prior to or following the Effective Date) by DJK or Khaled which might tend to bring CBDU, the Company, the Branded Products, DJK or Khaled into public disrepute, contempt, scandal or ridicule, or which might tend to reflect unfavorably on CBDU or the Company (or their respective investors, Affiliates, licensees, advertisers, supporters or sponsors), or to injure the success or any use of the Branded Products, Brand, or Business. For the avoidance of doubt, following such sell-off period, CBDU will use its commercially reasonable efforts to liquidate and dissolve the Company as soon as reasonably practicable.

9.7.2 Upon the occurrence of a Company Adverse Event, DJK will have the right, exercisable by written notice given at any time on or before the date which is twenty Business Days following the occurrence of such Company Adverse Event, to terminate the Endorsement Agreement, with the Company having a ten-month sell-off period with respect to all Branded Products then manufactured but not yet sold, such sell-off period to commence on the date of the giving of such notice. The Company and CBDU will use their respective commercially reasonable efforts to liquidate and dissolve the Company as soon as reasonably practicable following such sell-off period. As used in this Agreement, a “Company Adverse Event” shall mean (x) the Company’s failure to pay any fees due DJK under the Endorsement Agreement within the periods and as otherwise in accordance with the Endorsement Agreement, which failure has not been cured (if a cure period is applicable) in accordance with the Endorsement Agreement, and (y) any other termination of the Endorsement Agreement (except for those provisions which survive any such termination). Following the completion of said sell-off period, the provisions of sections 5.6.2 shall terminate.

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10. Dissolution, Liquidation and Termination of the Company

10.1 Dissolution of Company

The Company shall be dissolved upon the occurrence of any of the following events:

(i) the approval of the same by the Members pursuant to Section 5.3.1;

(ii) a termination of the Company required by the operation of law; or

(iii) following the sell-off periods described in Section 9.7.

Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the Certificate has been cancelled and the assets of the Company have been distributed as provided herein.

10.2 Liquidation

10.2.1 Upon any Liquidation or other dissolution of the Company, the Manager, or liquidating trustee if one is appointed, shall:

(i) wind up the affairs of the Company and subject to the provisions of Section 10.2.2, liquidate such of the Company assets as it considers appropriate, determining in its discretion the time, manner and terms of any sale or other disposition thereof;

(ii) apply and distribute the assets to the payment of all taxes, debts and other obligations and liabilities of the Company and the necessary expenses of liquidation, provided, however, that all debts, obligations and other liabilities of the Company as to which personal liability exists with respect to any Member shall be satisfied, or a reserve shall be established therefor, prior to the satisfaction of any debt, obligation or other liability of the Company as to which no such personal liability exists; and, provided, further, that where a contingent debt, obligation or liability exists, a reserve, in such amount as the Manager deems reasonable and appropriate, shall be established to satisfy such contingent debt, obligation or liability, which reserve shall be distributed as provided in this Section 10.2.1 only upon the termination of such contingency; and

(iii) apply and distribute the remaining proceeds of such Liquidation to all Members in accordance with the provisions of Section 3.16.

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10.2.2 Notwithstanding the provisions of Section 10.2.1 above, if, on dissolution of the Company, the Manager or the liquidating trustee shall determine that an immediate sale of part or all of the Company’s assets would cause undue loss to the Company, the Manager or the liquidating trustee may, in order to avoid such losses, either:

(i) defer the liquidation of, and withhold from distribution for a reasonable time, any assets of the Company except those necessary to satisfy debts and liabilities of the Company; provided that, in no event may the Company sell any Branded Product beyond the ten-month sell off period referred to in Section 9.7;

(ii) distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.2.1, undivided interests in any Company assets and liquidate only such assets as are necessary in order to pay the debts and liabilities of the Company; or

(iii) distribute to the Members, on a pro rata basis, in lieu of cash and in accordance with the provisions of Section 10.2.1, Company assets and liquidate only such assets as are necessary in order to pay the debts and liabilities of the Company (for this purpose, a distribution of Property other than cash shall be treated as a distribution in cash of an amount equal to the fair market value of the Property (net of any liability subject to which the Property is distributed) as of the date of distribution).

11. Amendments

11.1 Permitted Amendments

The Manager, in its sole discretion, shall have the right to amend this Agreement only to the extent necessary to reflect changes in membership in the Company as permitted under this Agreement. All other amendments to this Agreement shall require the approval of Members; provided, that, notwithstanding anything to the contrary, no amendment may, without the consent of each affected Member (or the affected Person, as applicable):

(i) modify such Member’s or any Manager’s limited liability;

(ii) reduce such Member’s Capital Account balance;

(iii) modify such Member’s or Manager’s management, voting or approval rights;

(iv) modify Section 3.3, 3.4, 3.5, 3.6, 3.7, 3.16, 5.5, 5.6, 9.7, 10.1, 10.2, and this 11.1; or

(v) adversely affect such Member’s pecuniary rights or rights to indemnification hereunder

11.2 Amendment of Certificate

Upon amendment of this Agreement, the Certificate shall also be amended, if required, by the Act, to reflect such change.

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12. Power of Attorney

12.1 Appointment

Each Member by its respective execution hereof, hereby authorizes and appoints the Manager (and its designees, including the officers of the Company) as his true and lawful agent and attorney in fact, with full power of substitution and full power and authority in his name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (i) this Agreement and any duly approved amendment to this Agreement; (ii) the original Certificate and all amendments thereto required or permitted by law or the provisions of this Agreement; (iii) all certificates and other instruments reasonably deemed advisable by the Manager to carry out the provisions of this Agreement and applicable law or to permit the Company to become or to continue as a limited liability company wherein the Members have limited liability in a jurisdiction where the Company may be doing business; (iv) all instruments that the Manager reasonably deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including without limitation the substitution of assignees as Members pursuant to Section 9.2; (v) all conveyances and other instruments or papers reasonably deemed advisable by the Manager to effect the dissolution and termination of the Company; (vi) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Company; and (vii) all other instruments or papers which may be required or permitted by law to be filed on behalf of the Company.

12.1.1 Each Member by its respective execution hereof, hereby authorizes and appoints the Manager (and its designees, including the officers of the Company) as its true and lawful agent and attorney in fact, with full power of substitution and full power and discretionary authority to act in the Company’s name, place and stead, to take any action not inconsistent with the Company’s purpose as set forth in Section 1.3.1.

12.2 Coupled with an Interest

The foregoing powers of attorney:

12.2.1 are coupled with an interest and shall be irrevocable and survive the incompetency or bankruptcy of the Member granting the same;

12.2.2 may be exercised by the Manager (and its designees, including the officers of the Company) either by signing separately as attorney in fact for each Member or, after listing all of the Members executing an instrument, by a single signature of the Manager (or its designees, including the officers of the Company) acting as attorney in fact for all of them;

12.2.3 shall survive the delivery of an assignment by a Member of the whole or any fraction of his Interest; except that, where the assignee of the whole of such Member’s Interest has been approved by the Board for admission to the Company as a Substituted Member, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Manager (and its designees, including the officers of the Company) to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution; and

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12.2.4 will terminate upon the substitution of another Member in such Member’s Interest in the Company or upon the complete withdrawal of such Member from the Company.

12.3 Execution and Delivery

Each Member shall execute and deliver to the Manager within ten (10) days after receipt of the Manager’s request therefor such further designations, powers of attorney and other instruments as the Manager reasonably deems necessary or appropriate to carry out the terms of this Agreement.

13. Miscellaneous

13.1 Notice

Notice to any Member shall be sent to such Member at the Member’s address as set forth on Schedule A, or such other address as such Member shall designate in writing to the Company. Any notice to the Company shall be sent to the address of the Company, as set forth in Section 1.3 or to such other address as the Company shall designate in writing to the Members. Any notice to the Manager shall be sent to the address of the Manager, as set forth on Schedule A hereto, or to such other address as the Manager shall designate in writing to the Members. Each consent, notice, order and other communication required or permitted to be given under this Agreement shall be in writing, shall be effective (x) upon receipt, if delivered personally, against written receipt therefore, (y) five business days after deposit with the United States Postal Service, if delivered by post-age prepaid registered or certified mail, return receipt requested, or (z) one Business Day after deposit on a Business Day, if deposited with a nationally recognized courier service for next Business Day delivery; and, in the case of clauses (y) and (z) to the address of the Party as set forth on Schedule A. Any Party may change its address for delivery of notices, by giving notice thereof to the other Parties in accordance with this Section 13.1.

13.2 Governing Law,

It is the intention of the Members that the internal laws of the State of Delaware, as the same may be amended from time to time, shall govern the validity of this Agreement, the construction of its terms and interpretation of the rights and duties of the Members.

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13.3 Disputes

Any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to the AAA Commercial Arbitration Rules. The arbitrator shall be a disinterested attorney who has at least twenty (20) years’ experience in disputes relating to commercial matters and who is appointed in accordance with the rules and procedures of the American Arbitration Association, and all hearings shall be held in New York, New York. The arbitrator shall be bound to follow Delaware law (including the rules of evidence) and case precedent. The arbitrator may award the prevailing party all reasonable costs, expenses, attorneys’ fees, experts’ fees and arbitration fees incurred in connection with the arbitration proceeding. Judgment on the award rendered by the arbitrator may be entered in any federal or state court located in New York, New York or in any court where any party hereto is located. Adherence to this paragraph regarding arbitration shall not limit the rights of the parties hereto to obtain any provisional remedy including, without limitation, injunctive or similar relief, from a court of competent jurisdiction as may be necessary to protect their respective rights and interest pending arbitration. Any party also shall have the right to bring an action in a court of competent jurisdiction to compel arbitration hereunder or to enforce an arbitration award. The party that prevails on such a motion shall be entitled to recover all reasonable cost, expenses, attorneys’ fees, experts’ fees incurred in connection with that motion regardless of whether that party ultimately prevails on the merits of the dispute. Other than for a Proceeding seeking a provisional remedy pending resolution of the dispute, including without limitation a Proceeding for a preliminary injunction, or a Proceeding to enforce an arbitration award, venue for any court proceeding as described above shall be exclusively in a federal or state court located in New York, New York and the parties hereby submit to personal jurisdiction in such courts. However, a party may seek a provisional remedy or an order or judgment enforcing an arbitration award in any court of competent jurisdiction as may be necessary. If any party wishes to appeal any such arbitration award, the parties will follow the AAA Arbitration Appeal Procedure, as it may be updated from time to time, and the arbitrator(s) hearing such appeal may award the prevailing party all reasonable costs, expenses, attorneys’ fees, experts’ fees and arbitration fees incurred in connection with the appellate arbitration proceeding.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT

13.4 Entire Agreement

This Agreement, together with the exhibits and schedules hereto, shall constitute the entire agreement among the Members with respect to the subject matter hereof, and shall supersede any prior agreement or understanding, oral or written, relating to the Company.

13.5 Headings; Construction

The headings in this Agreement are inserted for convenience of reference only and shall not be considered part of or affect the Agreement’s interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter.

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13.6 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective Members hereto. For purposes of determining the rights of any Member or assignee hereunder, the Company and the Manager may rely on the Company records as to who are Members and permitted assignees, and all Members and assignees agree that the Company and the Manager, in determining such rights, shall rely on such records and that Members and assignees shall be bound by such determinations.

13.7 Legends

If certificates are issued evidencing a Member’s Interest, each such certificate shall bear such legends as may be required by applicable federal and state laws, or as may be deemed necessary or appropriate by the Company to reflect restrictions upon Transfer contemplated herein.

13.8 No Third-Party Beneficiaries

This Agreement is not intended and shall not convey any rights to Persons not party to this Agreement, except as otherwise specifically noted herein.

13.9 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission (including, without limitation, pdf or tiff formatted files) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13.10 Creditors

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

13.11 Severability

In the event that any provision of this Agreement shall be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions of this Agreement, it being hereby agreed that such provisions are severable and that this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

13.12 No Waiver

No Failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

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JN WITNESS WHEREOF , the undersigned have executed this Agreement as of the date first written above.

MEMBERS:

CBD LIM D r,p;-J

By: ________ j ---
Name:Todd Davis

Title: President

IMPACT BROKERS

By: ______________________________
Name: ______________________________
Title: ______________________________

SERIOUS PROMOTIONS INC.

By ______________________________
N me· f------
T1tle . f2t(:Sidenf

THE O P LLC.

BJ: 2 ______________
Name: Todd Davis
Title : Genera l Manager/President

ENDEXX CORPORATION ACKNOWLEDGES, CON FIRMS , AND AGREES TO COMPLY WITH THE PROVISIONS OF SECTION 7.6:

:..DEXX

Name: Todd Davis
Title: CEO/Chairman of the Board

2334778v I 0

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MEMBERS:

CBD UNLIMITED INC.

By: ______________________
Name: _ _ _ _ _ _ _ _ _ _ _ _
Title: ______________________

IMPACT BROKERS

By: Ryan Stender
Name: Ryan Stender
Title: Cofounder

[redacted] [redacted]
Nam.
Title: Pt,eiM

THE COMPANY:

KHODE, INC.

By: ______________________
Name: _ _ _ _ _ _ _ _ _ _ _ _
Title: ______________________

ENDEXX CORPORATION ACKNOWLEDGES, CONFIRMS, AND AGREES TO COMPLY WITH THE PROVISIONS OF SECTION 7.6:

ENDEXX CORPORATION

By: ______________________
Name: _ _ _ _ _ _ _ _ _ _ _ _
Title: ______________________

2334778v10

SCHEDULE A

Members	Total Interests	Initial Capital Contribution

CBD Unlimited, Inc. c/o Endexx Corporation	70	$3,500,000*
38246 North Hazelwood Circle, Cave Creek, AZ 85331

Impact Brokers c/o Impact Group	5	$0
8085 NW 115th Way
Parkland, FL 33076

Serious Promotions, Inc.	25	$0
c/o Sedlmayr & Associates, P.C., 489 Fifth Avenue, 30th Floor New York, NY 10017

TOTAL:	100

* Committed amount. Subject to actual cash contributions in accordance with definitive 2020 Annual Budget.

SCHEDULE B

INITIAL ANNUAL BUDGET SUMMARY

Total Minimum Budget Commitment (Year 1)

*$1,000,000 USD – Guaranteed Payments under Endorsement Agreement

*$285,000 USD - Estimated Impact Brokers fees

*$2,215,000 USD -Estimated Production/Advertising/Social Media/Gifting/Promotional Plan

EXHIBIT A

IMPACT BROKERS SERVICES AGREEMENT

EXHIBIT B

CERTIFICATE OF FORMATION

EXHIBIT C

POLICY ON INSIDER TRADING

INSIDER TRADING POLICY ABX AIR, INC.

I. PURPOSE

In order to comply with federal and state securities laws governing (a) trading in securities of ABX Air, Inc., a Delaware corporation (the “Company”), while in the possession of “material nonpublic information” concerning the Company, and (b) tipping or disclosing material nonpublic information to outsiders, and in order to prevent even the appearance of improper insider trading or tipping, the Company has adopted this policy for all of its directors, officers and employees, their family members, and specially designated outsiders who have access to the Company’s material nonpublic information.

II. SCOPE

A.	This policy covers all directors, officers and employees of the Company, their family members (collectively referred to as “Insiders”), and any outsiders whom the Insider Trading Compliance Officer may designate as Insiders because they have access to material nonpublic information concerning the Company.

B.	The policy applies to any and all transactions in the Company’s securities, including its common stock and preferred stock, options to purchase common and preferred stock, common stock units and convertible preferred stock units, and any other type of securities that the Company may issue, such as convertible debentures, warrants and exchange-traded options or other derivative securities.

C.	The Company will advise all directors, officers, employees and designated outsiders of the policy upon its adoption by the Company, and all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. All director level employees and above will be required to sign an acknowledgment that he or she has received a copy and agrees to comply with the policy’s terms. Section 16 Individuals and Key Employees, as defined below, may be required to certify compliance with the policy on an annual basis.

III. SECTION 16 INDIVIDUALS AND KEY EMPLOYEES

A.	Section 16 Individuals. The Company has designated those persons listed on Exhibit A attached hereto as the directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the SEC. Section 16 Individuals must obtain prior approval of all trades in Company securities from the Insider Trading Compliance Committee in accordance with the procedures set forth in Section VI.C below. The Company will amend Exhibit A from time to time as necessary to reflect the addition, resignation or departure of Section 16 Individuals.

B.	Key Employees. The Company has designated those persons listed on Exhibit B attached hereto as Key Employees who, because of their position with the Company, are likely to have access to material nonpublic information. The Company will amend Exhibit B from time to time as necessary to reflect the addition, resignation or departure of Key Employees.

IV. INSIDER TRADING COMPLIANCE OFFICER AND COMPLIANCE COMMITTEE

The Company has designated Quint O. Turner, Vice President, Administration & Treasurer, as its Insider Trading Compliance Officer (the “Compliance Officer”). The Insider Trading Compliance Committee (the “Compliance Committee”) will consist of the Compliance Officer and W. Joseph Payne, Corporate Secretary/Counsel. The Compliance Committee will review and either approve or prohibit all proposed trades by Section 16 Individuals and Key Employees in accordance with the procedures set forth in Section VI.C below.

In addition to the trading approval duties described in Section VI.C below, the duties of the Compliance Officer will include the following:

A.	Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures.

B.	Responding to all inquiries relating to this policy and its procedures.

C.	Providing copies of this policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Compliance Officer determines have access to material nonpublic information concerning the Company.

D.	Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, and 5 and Schedules 13D and 13G.

E.	Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations.

F.	Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4 and 5 and Schedules 13D and 13G.

G.	Maintaining the accuracy of the list of Section 16 Individuals and Key Employees as attached on Exhibits A and B, and updating them periodically as necessary to reflect additions to or deletions from each category of individuals.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties or the duties of the other member of the Compliance Committee in the event that the Compliance Officer or other Committee member is unable or unavailable to perform such duties.

V. DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A. “MATERIAL” INFORMATION

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of the reasonable investor or shareholder, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of Company securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

●	Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
●	Company projections and strategic plans.
●	Potential mergers and acquisitions or the sale of Company assets or subsidiaries.
●	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
●	Significant pricing changes.
●	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
●	Significant changes in senior management.
●	Significant labor disputes or negotiations.
●	Actual or threatened major litigation, or the resolution of such litigation.

B. “NONPUBLIC” INFORMATION

Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services and financial news services. For the purposes of this policy, information will be considered public, i.e., no longer “nonpublic”, after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C. CONSULT THE COMPLIANCE OFFICER FOR GUIDANCE

Any Insiders who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

VI. STATEMENT OF COMPANY POLICY AND PROCEDURES

A. PROHIBITED ACTIVITIES

1.	No Insider may trade in Company securities while possessing material nonpublic information concerning the Company.

2.	No Section 16 Individual or Key Employee may trade in Company securities outside of the “trading window” described in Section VI.B below, or during any special trading blackout periods designated by the Compliance Officer.

3.	No Section 16 Individual may trade in Company securities unless the trade(s) have been approved by the Compliance Committee in accordance with the procedures set forth in Section VI.C below. To the extent possible, Section 16 Individuals and Key Employees should retain all records and documents that support their reasons for making each trade.

4.	The Compliance Officer may not trade in Company securities unless the trade(s) have been approved by the other member of the Compliance Committee and the President and Chief Executive Officer in accordance with the procedures set forth in Section VI.C below.

5.	No Insider may “tip” or disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

6.	No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.

7.	No Insider may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company, (b) “tip” or disclose material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing material nonpublic information about that company.

B. TRADING WINDOWS AND BLACKOUT PERIODS

1.	Trading Window for Section 16 Individuals. After obtaining trading approval from the Compliance Committee in accordance with the procedures set forth in Section VI.C below, Section 16 Individuals may trade in Company securities only during the period beginning at the close of trading on the third full trading day following the Company’s widespread public release of quarterly or year-end earnings, and ending at the close of trading on the twentieth day after such public release.

2.	Trading Windows for Key Employees. All Key Employees may trade in Company securities only during the four-week period beginning at the close of trading on the third full trading day following the Company’s widespread public release of quarterly or yearend earnings.

3.	No Trading During Trading Windows While in the Possession of Material Nonpublic Information. No Section 16 Individual or Key Employee possessing material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows. Persons possessing such information may trade during a trading window only after the close of trading on the third full trading day following the Company’s widespread public release of the information.

4.	No Trading During Blackout Periods. No Section 16 Individual or Key Employee may trade in Company securities outside of the applicable trading windows or during any special blackout periods that the Compliance Officer may designate. No Section 16 Individual or Key Employee may disclose to any outside third party that a special blackout period has been designated.

5.	Exceptions for Hardship Cases. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section VI.C.2 below.

C. PROCEDURES FOR APPROVING TRADES BY SECTION 16 INDIVIDUALS AND HARDSHIP CASES

1.	Section 16 Individual Trades. No Section 16 Individual may trade in Company securities until

a.	the person trading has notified the Compliance Officer in writing no later than five business days before the proposed trade(s) of the amount and nature of the proposed trade(s),

b.	the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act, and

c.	the Compliance Committee has approved the trade(s).

2.	Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows due to financial hardship or other hardships only after

a.	the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s),

b.	the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not in possession of material nonpublic information concerning the Company, and

c.	the Compliance Committee has approved the trade(s).

3.	No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer or Compliance Committee to approve any trades requested by Section 16 Individuals or hardship applicants. The Compliance Officer or Compliance Committee may reject any trading requests at their sole reasonable discretion.

D. EMPLOYEE BENEFIT PLANS

1.	Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g., pension or 401(k) plans) which are used to purchase Company securities pursuant to the employees’ advance instructions. However, no Insider may alter their instructions regarding the purchase or sale of Company securities in such plans while in the possession of material nonpublic information.

2.	Stock Option Plans. The trading prohibitions and restrictions of this policy apply to all sales of securities acquired through the exercise of stock options granted by the Company, but not to the acquisition of securities through such exercises.

E. PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS

The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

VII. POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A. CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million, and serve a jail term of up to twenty years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties. “Controlling persons” are also subject to civil penalties of up to the greater of $1 million or three times the profit made or loss avoided. Furthermore, a private action may be brought against a person who trades on inside information by any person who bought or sold before the inside information became public, not just the person from whom the securities were bought or sold.

B. COMPANY DISCIPLINE

Violation of this policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.

C. REPORTING OF VIOLATIONS

Any Insider who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the other Compliance Committee member and the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

VIII. INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.

EXHIBIT A

SECTION 16 REPORTING INDIVIDUALS

James H. Carey, Chairman of the Board, Director

Jeffrey J. Vorholt, Director

John D. Geary, Director

James E. Bushman, Director

Joseph C. Hete, President and Chief Executive Officer, Director

Dennis A. Manibusan, Senior Vice President, Aircraft Maintenance

Thomas W. Poynter, Senior Vice President, Ground Operations

Robert J. Morgenfeld, Senior Vice President, Flight Operations

W. Joseph Payne, Vice President, General Counsel & Secretary

Quint O. Turner, Chief Financial Officer

Terry L. Scherz, Vice President, Aircraft Maintenance

Edward P. Smethwick, Vice President, Air Park Services

Eugene A. Rhodes, Vice President, Human Resources

John A. Jessup, Vice President, Materials Management

EXHIBIT B

KEY EMPLOYEES

Scott W. Glasser, Senior Director, Business Development

James F. O’Grady, Senior Director, System Control

John Koehler, Director, Tax & Treasury

Matthew E. Fedders, Director, Financial Reporting

Tammy W. Voss, Manager, Internal Audit & Financial Planning

Updated May 2, 2005